EXHIBIT 10.8
LITTELFUSE, INC. LONG-TERM INCENTIVE PLAN
Subplan for Restricted Stock Units Granted to French Participants
1.Introduction
(a)Littelfuse, Inc. (the “Corporation”) established the Littelfuse, Inc. Long-Term Incentive Plan (the “Plan”), which was originally adopted by the Corporation’s Board of Directors (the “Board”) on February 4, 2010 and approved by the Corporation’s stockholders on April 30, 2010, subsequently amended effective as of July 27, 2012, April 28, 2017, and April 27, 2023, and may be further amended or supplemented from time to time. The purposes of the Plan are to: enhance stockholder value by linking long-term incentive compensation to the financial performance of the Corporation, further align employees’ financial rewards with the financial rewards realized by the Corporation and its stockholders, and attract and retain key personnel of the Corporation and its Subsidiaries including those at its French Subsidiaries of which the Corporation holds directly or indirectly at least 10% of the share capital (each a “French Entity” and collectively the “French Entities”).
(b)Section 3 of the Plan provides that the Compensation Committee of the Board (the "Committee") shall administer the Plan and Section 18.3 of the Plan specifically authorizes the Committee to establish subplans and to modify the terms and conditions of any Award granted to individuals outside the United States to the extent the Committee determines such actions to be necessary or advisable or to comply or facilitate compliance with applicable foreign laws and regulations. The Committee has determined that it is advisable to establish a subplan for the purpose of permitting Restricted Stock Units ("RSUs") under the Plan to qualify for the special tax and social security treatment available for such grants in France. The Committee, therefore, intends to establish this subplan (this “French Subplan”) of the Plan for the purpose of granting RSUs that qualify for the special tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L 225-197-5 and Sections L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended (“French-Qualified RSUs”), to qualifying employees of the French Entities who are resident in France for French tax purposes and/or subject to the French social security regime (the “French Participants”). The terms of the Plan applicable to RSUs, as set out in Appendix 1 hereto, will, subject to the limitations in the following rules, be incorporated into this document and together constitute the rules of the Plan for RSUs granted to the French Participants.
(c)Under this French Subplan, qualifying French Participants will be granted only RSUs as defined in Section 2 hereunder. The provisions of the Plan permitting the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares are not applicable to grants made under this French Subplan.
2.Definitions
Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan. The terms set out below will have the following meanings:
(a)The term “Award Date” shall be the date on which the Committee both:
(i)designates the French Participant; and
(ii)specifies the material terms and conditions of the RSUs, including the number of Shares to be issued at a future date, the conditions for the vesting of the RSUs

(including time-based and/or performance-based vesting conditions), the conditions for the issuance of the Shares underlying the RSUs by the Corporation, if any, and the conditions for the transferability of the Shares once issued, if any.
(b)The term “Disability” means disability as defined under categories 2° and 3° of Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.
(c)The term “Closed Period” is defined in Section L. 22-10-59 of the French Commercial Code as amended from time to time, which includes and applies to companies whose shares are listed on a regulated market, currently as follows:
(i)Thirty calendar days before the announcement of an intermediate financial report or end-of-year report that the Corporation is required to make public; or
(ii)For members of the Board (conseil d'administration) or Supervisory Board (conseil de surveillance), members of the Executive Board (directoire) or acting as Chief Executive Officer (directeur général) or Deputy Chief Executive Officer (directeur général délégué) or employees having knowledge of confidential information within the meaning of Article 7 of the Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and cancelling the Directive 2003/6/UE and Directives 2003/124/CE Parliament and 2003/125/CE and 2004/72/CE of the Commission which has not been made public, the underlying Shares cannot be sold or transferred until such confidential information has been made public.
(iii)
If the French Commercial Code is amended after adoption of this French Subplan to modify the definition and/or the applicability of the Closed Periods to French-Qualified RSUs, such amendments shall become applicable to any French-Qualified RSUs granted under this French Subplan, to the extent required by French law.
(d)The term “RSU” shall mean a promise by the Corporation to issue one Share for each RSU granted to a French Participant, at the end of a specified restricted period of time, provided certain vesting requirements (including time-based and/or performance-based vesting conditions) are satisfied, for no consideration and to which any dividend and voting rights shall attach only upon the issuance of such Share. French-Qualified RSUs may not be settled in cash.
(e)The term “Vesting Date” shall mean the date on which any conditions established by the Committee with respect to the RSUs, whether they are time-based or performance-based restrictions, or both, are satisfied, and the Shares subject to the French-Qualified RSUs become non-forfeitable.
3.Eligibility to Participate
(a)Subject to Sections 3(b) and (c) below, any French Participant who, on the Award Date and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”) or who is a corporate officer of the Corporation or a French Entity as defined under Section L. 225-197-1 II of the French Commercial Code, as amended, (i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), shall, at the discretion of the Committee, be eligible to receive RSUs under this French Subplan, provided that he or she also satisfies the eligibility conditions of the Plan.
(b)French-Qualified RSUs may not be issued to corporate officers of the Corporation or a French Entity, other than the abovementioned corporate officers (i.e., Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the corporate officer is an employee of a French Entity as defined by French law and is otherwise eligible to receive RSUs under the Plan. The Committee, in its discretion and in accordance with French law, may impose additional restrictions on the vesting of French-Qualified RSUs and on the holding and sale of Shares issued at vesting of French-Qualified RSUs granted to a French Participant who qualifies as a corporate officer of the Corporation or a French Entity (as set forth and defined under Section 3(a) above).
(c)French-Qualified RSUs may not be issued under this French Subplan to employees or eligible corporate officers owning more than ten percent (10%) of the Corporation’s share capital or to individuals other than eligible employees and corporate officers of the French Entities. Grants of French-Qualified RSUs under this French Subplan will not result in any French Participant’s owning more than 10% of the Corporation’s share capital.
(d)The aggregate number of French-Qualified RSUs will not exceed 10% of the Corporation’s share capital.
(e)To the extent permissible under French tax and social security laws, including guidelines and specific tax or social security rulings issued by French tax and social security authorities, any individual who is employed by or qualifies as eligible corporate officer (as set forth and defined under Section L. 225-197-1 II of the French Commercial Code) of the Corporation or a French Entity shall be eligible to receive RSUs under this French Subplan (provided that he or she also satisfies the eligibility conditions of the Plan) even if the individual is not a French tax resident and/or subject to the French social contribution regime on the Award Date, and such an individual shall be considered, to the extent applicable, as a French Participant.
4.Conditions of the RSUs
(a)Vesting. Subject to Section 5, French-Qualified RSUs will not vest and the Shares underlying the French-Qualified RSUs will not be delivered to the French Participants prior to the expiration of the specific period calculated from the Award Date as may be required to comply with the minimum mandatory vesting period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or under the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the special tax and social security treatment in France.
(b)    Holding of Shares. Subject to Section 6, the sale or transfer of Shares issued pursuant to the French-Qualified RSUs may not occur prior to the relevant anniversary of the Vesting Date specified by the Committee as may be required to comply with the minimum mandatory holding period applicable to French-Qualified RSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, to benefit from the special tax and social security regime, even if the French Participant is no longer an employee or corporate officer of the Corporation or a French Entity. In addition, the Shares issued pursuant to the French-Qualified RSUs may not be sold or transferred during any applicable Closed Period.
(b)
(c)French Participant’s Account. To the extent required to benefit from the French special tax and social security regime, the Share issued to a French Participant shall be recorded in the name of the French Participant in an account with the Corporation or a broker or in such other manner as the Corporation may otherwise determine to ensure compliance with any applicable restrictions and holding periods as provided by French law.

5.Death and Disability
On the death of a French Participant, any French-Qualified RSUs held by the French Participant at the time of death will become immediately vested and the underlying Shares transferable to the French Participant’s heirs. When the underlying Shares become transferable, the Corporation will issue the Shares to the French Participant’s heirs at their request, provided the heirs contact the Corporation and request such transfer of the Shares within six months of the French Participant’s death. If the French Participant’s heirs do not request the issuance of the underlying Shares within six months of the French Participant’s death, the French-Qualified RSUs will be forfeited. The French Participant’s heirs will not be subject to any restrictions on the transfer of Shares set forth in Section 4(b).
If a French Participant ceases to be employed by the Corporation or a French Entity by reason of his or her Disability, the French Participant will not be subject to any restrictions on the transfer of shares set forth in Section 4(b).
6.Adjustments and Change in Control
In the event of a Change in Control a corporate transaction as defined and set forth in Sections 2.4 and 4.3 of the Plan, adjustment to the terms and conditions of the French-Qualified RSUs or underlying Shares may be made only in accordance with the Plan and pursuant to applicable French legal, tax and social security rules.
Nevertheless, the Committee, at its discretion, may decide to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the RSUs may no longer qualify as French-Qualified RSUs and the special tax and social security treatment may be lost.
Assumption or substitution of the RSUs in case of a corporate transaction as well as an acceleration of vesting or waiver of holding period, if any, or any other mechanism implemented upon a merger or change of control, or in any other events, may result in the RSUs being no longer eligible to the special French tax and social security regime.
7.Disqualification of RSUs
In the event changes are made to the terms and conditions of the RSUs or to the underlying Shares due to any requirements under the applicable laws or by decision of the Corporation’s stockholders’, the Board or the Committee, the RSUs or underlying Shares may no longer qualify for the special tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended.
In the event that any RSUs or underlying Shares no longer qualify for the special tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended, or the relevant sections of the French Tax Code or the French Social Security Code, as amended, the French Participant shall be ultimately liable and responsible for all taxes and/or social security contributions that he or she is legally required to pay in connection with such RSUs or underlying Shares.

8.Interpretation
It is intended that the RSUs granted under this French Subplan shall qualify for the special tax and social security treatment applicable to RSUs granted under Sections L. 225-197-1 to L. 225-197-5 and L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. However, the Corporation makes no guarantee or undertaking that the RSUs will retain this status.
The terms of this French Subplan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, as well as the French tax and social security administrations and the relevant guidelines released by the French tax and social security authorities and subject to the fulfillment of legal, tax and reporting obligations, as applicable.
9.Employment Rights
The adoption of this French Subplan shall not confer upon the French Participants or any employee of a French Entity, any employment rights and shall not be construed as a part of any employment contracts that a French Entity has with its employees.
10.Non-Transferability
Notwithstanding any provision in the Plan to the contrary and, except in the case of death, the RSUs shall not be transferred to any third party and Shares shall be issued only to the French Participant during his or her lifetime.
11.Amendments
Subject to the terms of the Plan, the Board or the Committee reserves the right to amend or terminate this French Subplan at any time.
12.Effective Date and Term of French Subplan
This French Subplan to the Littelfuse, Inc. Long-Term Incentive Plan, as amended, restated lastly on April 27, 2023, is adopted by the Committee on April 23, 2025, and will be effective as of April 23, 2025.

Appendix 1
[Littelfuse, Inc. Long-Term Incentive Plan]